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                    Information Required in Proxy Statement
                           Schedule 14A Information
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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                     International Specialty Products Inc.


               (Name of Registrant as Specified In Its Charter)

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

          November 13, 2002


          Dear ISP Employees:

          International Specialty Products Inc. ("ISP') announced Friday, November 8, 2002 that it has signed a merger agreement with International Specialty Products Holdings Inc. ("ISPH"), a corporation formed by ISP's chairman and majority stockholder, Samuel J. Heyman. ISP's Board of Directors, upon the unanimous recommendation of a Special Committee comprised of directors who are not affiliated with Mr. Heyman and are not officers of ISP, has determined that the terms and conditions of the merger are fair to ISP's public stockholders and has approved and declared advisable the adoption of the merger agreement.

          Many of you have approached us with questions regarding how this transaction may affect ISP's employees. Accordingly, we have compiled a list of commonly asked questions and answers regarding the transaction.

          We hope you find this information useful. We will do our best to continue to answer your questions as they arise and to provide you with periodic updates concerning the progress of this important transaction.

           Questions and Answers Regarding Going-Private Transaction


Q: BASICALLY, WHAT IS THIS TRANSACTION?

A: In a nutshell, ISP and ISPH have entered into a merger agreement in which the two will merge in a "going private transaction." As a result of the merger, the approximately 12.6 million shares of ISP common stock beneficially owned by ISP stockholders other than Mr. Heyman will be converted into the right to receive $10.30, per share, in cash. Following the merger, ISP will no longer have publicly traded common stock.

Q. WHY ARE WE GOING PRIVATE AT THIS TIME?

A: Going private brings certain benefits associated with being a private company. As a private company, without the constraints of the public market, and in particular the market's emphasis on quarterly earnings, ISP's management will have greater flexibility to effectively manage ISP's assets and to make decisions that may negatively impact quarterly earnings but that may increase the value of ISP's assets or earnings over the long term. In addition, going private will also allow ISP to eliminate certain costs and functions associated with being a public company, including certain legal and accounting costs, the costs of maintaining a transfer agent and the costs of investor relations activities. The elimination of the foregoing requirements will also eliminate the time devoted by employees and members of ISP's management to those activities, thereby providing more freedom to focus on ISP's business and operations. In addition, ISP was unable to realize many of the benefits normally associated with being a public company. For example, the lack of liquidity of the Company's common stock impaired its use as a tool for equity-based compensation and acquisitions.

Q: WHAT IMPACT WILL THIS TRANSACTION HAVE ON THE OPERATIONS OF THE COMPANY?

A: This transaction will have no impact on the ability of the Company to fund its expansion and capital programs. It will be unnecessary for the Company to borrow money to fund the merger consideration, and the Company has more than sufficient cash resources to fund that obligation, as well as to continue to fund new product development, capital expenditures and acquisition opportunities.

Q: WHAT HAPPENS NOW AND HOW LONG WILL IT BE BEFORE WE KNOW IF THE TRANSACTION WILL CLOSE?

A: The merger has been approved by our Board of Directors based on the recommendation of a Special Committee comprised of directors who are not officers of ISP. In order to finalize the process, both parties must satisfy certain conditions to closing, including obtaining approval of the merger by holders of a majority of ISP's outstanding common stock and holders of a majority of the votes cast by holders of shares not beneficially owned by Mr. Heyman or the directors or officers of ISP.

While there can be no assurance as to when or whether the necessary stockholder approvals will be obtained or when or whether the other conditions to completion of the merger will be satisfied, we are currently targeting the first quarter of 2003 for the closing of this transaction.

Q: WHAT WILL HAPPEN TO MY STOCK OPTIONS AS A RESULT OF THE MERGER?

A: As a result of the merger, pursuant to the terms of ISP's option plans, any options to purchase shares of ISP common stock outstanding at the time of the merger will be cancelled, whether or not the options are exercisable or vested. In consideration for the cancellation of your options, following the merger, you will receive a cash payment with respect to each option equal to the excess, if any, of $10.30 over the exercise price (to the extent the exercise price is below $10.30) of the option multiplied by the number of shares subject to the option on the date of the merger. You will not have to exercise your options in order to obtain this consideration.

For example, if at the time of the closing of the merger you held an option to purchase 100 shares of ISP common stock with an exercise price of $5.00 per share, you would receive a cash payment following the merger equal to $530.00, less applicable withholding taxes or other charges.

However, if you have any options that will expire prior to the closing of the merger, you will not receive any cash payment in respect of those expired options. You will need to exercise those options prior to their expiration.

Q: WHAT WILL HAPPEN TO THE BALANCE IN MY ISP STOCK FUND UNDER THE CAPITAL ACCUMULATION PLAN?

A: As a result of the merger, in consideration for the cancellation of your interest in the ISP Stock Fund, you will receive an amount credited to your individual account under the Capital Accumulation Plan equal to the unit value based on a share price of $10.30. Information regarding your investment options for these funds will be forthcoming. After the merger, the ISP Stock Fund will be eliminated as an investment alternative under the plan.

Q: WHEN WILL YOU HAVE MORE INFORMATION TO SHARE?

A: We are in the process of putting together a proxy statement to be used at a special meeting of stockholders for voting on the merger. This proxy statement will contain more information about the merger. In the meantime, although we will do our best to answer any questions you may have as they arise, we believe it is important for all of us at ISP to not allow the merger transaction to distract us from our most important task of focusing on ISP's business.


                            Additional Information

     In connection with the proposed merger, ISP will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ISP with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company's other filings with the SEC may also be obtained from ISP by directing a request to ISP Shareholder Relations Department, 1361 Alps Road, Wayne, New Jersey 07470, Telephone:
1-800-526-5315. ISP, its directors and certain executive officers may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of ISP in favor of the transaction. Information about the directors and executive officers of ISP and their ownership of ISP common stock is set forth in the proxy statement, dated April 12, 2002, for ISP's 2002 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Investors and security holders of ISP may obtain additional information regarding the interests of the "participants in the solicitation" by reading the proxy statement relating to the transaction when it becomes available.

     This document contains forward looking statements, including, without limitation, statements relating to ISP's plans, strategies, objectives, expectations, goals and intentions, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of ISP to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include: general economic, capital market and business conditions; risks arising from litigation or similar proceedings; and the risks and uncertainties inherent in the satisfaction of the closing conditions to the merger and the consummation of the merger, as well as those factors discussed in the filings of ISP and its subsidiaries with the Securities and Exchange Commission, which are incorporated in this press release by reference. ISP undertakes no obligation, and expressly disclaims any obligation, to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.